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Sekisui House U.S., Inc.
Combined Consolidated Financial Statements
For the Year Ended December 31, 2024

Sekisui House U.S., Inc.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Sekisui House U.S., Inc.
Opinion on the Financial Statements

We have audited the accompanying combined consolidated balance sheet of Sekisui House U.S., Inc. (the Company) as of December 31, 2024, the related combined consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year then ended and the related notes (collectively referred to as the “combined consolidated financial statements”). In our opinion, the combined consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of Insurance Reserves

Description of the Matter
At December 31, 2024, insurance reserves totaled $96.9 million for the estimated incurred cost of construction defect claims. As more fully described in Note 1 to the combined consolidated financial statements, the Company establishes the reserves for estimated losses based on actuarial studies that include known facts and interpretations of circumstances.

Auditing the Company’s estimate of the reserves was especially challenging because the estimate is based on actuarial projections of future claims derived from historical claims data. There is significant uncertainty in the actuarial projections as the potential claim payments will be made over a long period of time, they assume that historical claims are a reasonable proxy of future claims, and the claim amounts can be significantly impacted by changes in product mix, quality of construction, units sold, and geographic location of sold units.

How We Addressed the Matter in Our Audit
We obtained an understanding of the Company’s process to estimate the reserves. For example, we obtained an understanding over management’s review of the actuary’s analysis, including management's procedures over the underlying data used by the actuary and the consideration by management over whether historical claim information requires adjustment.

To test the estimate of reserves, our audit procedures included, among others, utilizing an internal actuarial specialist to evaluate the actuarial study utilized by management and to perform independent calculations to determine a range of reasonable reserves and to compare this range to the recorded insurance reserves. Additionally, we tested the completeness and accuracy of the underlying claims data provided to management's actuarial specialist, evaluated the change in the reserves from the prior year based upon current year trends in claim data, and performed hindsight reviews of past estimates compared to actual claim payments.

Evaluation of Inventories for Impairment

Description of the Matter
As of and for the year ended December 31, 2024, the Company reported inventories of approximately $4.9 billion and impairment charges of $18.3 million. The Company’s inventories are primarily associated with subdivisions where it intends to construct and sell homes, including models and unsold homes. As more fully described in Note 1 to the combined consolidated financial statements, management evaluates inventories for impairment at each quarter end on a subdivision level basis.

Auditing management’s evaluation of inventories for impairment involved subjective auditor judgment to evaluate management’s home sales revenue assumption in its future undiscounted and discounted cash flows. The estimated future home sales revenue assumption is highly judgmental as it is a forward-looking assumption that can be significantly affected by sub-market information including competition, customer demand for size and style of homes, and pricing trends in home sale orders. Differences or changes in this significant assumption could have a material impact on management’s analysis.

How We Addressed the Matter in Our Audit
We obtained an understanding of management’s inventory impairment process. For example, we obtained an understanding over management’s review of the significant assumptions and data inputs utilized in its test for recoverability and, when applicable, its measurement of impairment losses.

Our testing of the Company’s impairment analysis included, among other procedures, evaluating the significant assumptions and operating data used to estimate the future undiscounted cash flows. To test the home sales revenue assumption included in the estimated future undiscounted cash flows we compared the home sales revenue assumption to historical subdivision operating trends, performed sensitivity analyses over the home sales revenue assumption and evaluated sub-market industry data.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2000.
Denver, Colorado
February 13, 2026

Sekisui House U.S., Inc.
Combined Consolidated Balance Sheet

December 31, 2024
(Dollars in thousands, except share and per share amounts)
ASSETS
Homebuilding:
Cash and cash equivalents	$617,644
Restricted cash	1,222
Trade and other receivables	92,635
Accounts receivable due from Parent	248,485
Inventories	4,918,308
Land held for sale	55,503
Property and equipment, net	96,226
Deferred tax assets, net	32,985
Prepaids and other assets	163,931
Investment in unconsolidated entities	43,994
Goodwill and intangible assets, net	74,359
Total homebuilding assets	6,345,292
Financial Services:
Cash and cash equivalents	232,217
Mortgage loans held-for-sale, net	236,806
Other assets	21,828
Total financial services assets	490,851
Total Assets	$6,836,143
LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$188,057
Accrued and other liabilities	427,278
Related party payables	2,540
Related party note	99,900
Notes payable, net	359,914
Senior notes, net	1,484,267
Total homebuilding liabilities	2,561,956
Financial Services:
Accounts payable and accrued liabilities	121,667
Mortgage repurchase facility	177,618
Total financial services liabilities	299,285
Total Liabilities	2,861,241
Stockholders' Equity
Common stock, $0.01 par value; 150 shares authorized; 100 issued and outstanding at December 31, 2024	—
Additional paid-in-capital	2,183,221
Retained earnings	1,791,681
Total Stockholders' Equity	3,974,902
Total Liabilities and Stockholders' Equity	$6,836,143
The accompanying Notes are an integral part of these Combined Consolidated Financial Statements.

Sekisui House U.S., Inc.
Combined Consolidated Statement of Operations and Comprehensive Income

Year Ended December 31,
2024
(Dollars in thousands)
Homebuilding:
Home sale revenues	$6,279,861
Land sale revenues	50,089
Other revenues	6,225
Total revenues	6,336,175
Home cost of sales	(5,138,993)
Inventory impairments	(18,250)
Total home cost of sales	(5,157,243)
Land cost of sales	(35,691)
Other cost of sales	(5,821)
Total cost of sales	(5,198,755)
Gross margin	1,137,420
Selling, general and administrative expenses	(743,639)
Interest and other income	55,532
Transaction costs	(39,361)
Other income (expense), net	(7,386)
Homebuilding pretax income	402,566

Financial Services:
Revenues	148,686
Expenses	(74,767)
Other income (expense), net	19,957
Financial services pretax income	93,876

Income before income taxes	496,442
Provision for income taxes	(101,911)
Net income	$394,531

Other comprehensive income net of tax:
Unrealized loss related to available-for-sale debt securities	$(51)
Other comprehensive income	(51)
Comprehensive income	$394,480
The accompanying Notes are an integral part of these Combined Consolidated Financial Statements.

Sekisui House U.S., Inc.
Combined Consolidated Statement of Stockholders' Equity
(Dollars in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance at December 31, 2023	74,661,479	$747	$1,824,434	$1,552,653	$51	$3,377,885
Net Income	—	—	—	394,531	—	394,531
Other comprehensive income (loss)	—	—	—	—	(51)	(51)
Shares issued under stock-based compensation programs, net	388,176	3	(25,601)	—	—	(25,598)
Cash dividends declared	—	—	—	(155,503)	—	(155,503)
Stock-based compensation expense	—	—	2,805	—	—	2,805
Forfeiture of restricted stock	(301)	—	—	—	—	—
Contribution from Parent	—	—	—	—	—	—
Effect of merger of entities under common control	—	—	985,487	—	—	985,487
Effect of Merger transaction	(75,049,254)	(750)	(603,904)	—	—	(604,654)
Balance at December 31, 2024	100	$—	$2,183,221	$1,791,681	$—	$3,974,902
The accompanying Notes are an integral part of these Combined Consolidated Financial Statements.

Sekisui House U.S., Inc.
Combined Consolidated Statement of Cash Flows

Year Ended December 31,
2024
(Dollars in thousands)
Operating Activities:
Net income	$394,531
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation expense	1,319
Depreciation and amortization	41,074
Inventory impairments	18,250
Project abandonment costs	7,257
Amortization of discount of marketable debt securities	(4,682)
Gain on sale of other assets	1,056
Deferred income tax expense	11,432
Net changes in assets and liabilities:
Trade and other receivables	35,755
Accounts receivable due from Parent	(34,463)
Mortgage loans held-for-sale, net	21,406
Inventories, net	(324,761)
Prepaids and other assets	(16,181)
Accounts payable and accrued liabilities	31,016
Net cash provided by (used in) operating activities	183,009
Investing Activities:
Purchases of marketable securities	(177,133)
Maturities of marketable securities	260,000
Investments in unconsolidated entities	(4,399)
Distributions of capital from unconsolidated entities	4,779
Increase in receivable from cash pooling arrangement with Parent	(211,905)
Purchases of property and equipment	(22,243)
Net cash provided by (used in) investing activities	(150,901)
Financing Activities:
Advances (payments) on mortgage repurchase facility, net	(27,363)
Payments on homebuilding line of credit, net	(20,000)
Dividend payments	(155,503)
Payments of deferred debt issuance costs	(5,076)
Distribution to Parent	(611,369)
Issuance of shares under stock-based compensation programs, net	(25,598)
Net cash provided by (used in) financing activities	(844,909)
Net increase in cash, cash equivalents and restricted cash	(812,801)
Cash, cash equivalents and restricted cash:
Beginning of year	1,642,897
Assumed through Woodside Merger	20,987
End of year	$851,083
Reconciliation of cash, cash equivalents and restricted cash:
Homebuilding:
Cash and cash equivalents	$617,644
Restricted cash	1,222
Financial Services:
Cash and cash equivalents	232,217
Total cash, cash equivalents and restricted cash	$851,083
The accompanying Notes are an integral part of these Combined Consolidated Financial Statements

1.    Summary of Significant Accounting Policies
Basis of Presentation. The Combined Consolidated Financial Statements of Sekisui House U.S., Inc. (formerly known as M.D.C. Holdings, Inc.) ("SHUS," “the Company," “we,” “us,” or “our,” which refer to Sekisui House U.S., Inc. and its subsidiaries) and Woodside Group, LLC ("Woodside") for the year ended December 31, 2024 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") under Rule 3-05 of Regulation S-X. The SEC granted the Company's request to substitute combined consolidated financial statements of the Company and Woodside for the year ended December 31, 2024 (which includes Woodside beginning on April 19, 2024, the date the Company was acquired by Woodside's parent) and combined consolidated interim financial statements of the Company and Woodside for the nine months ended September 30, 2025 in lieu of the financial statements of Woodside and the pro forma combined financial information required by Rule 3-05 of Regulation S-X for the acquisition of Woodside. All intercompany balances and transactions have been eliminated in consolidation.
Merger.    On April 19, 2024, the Company completed the transactions contemplated by the Agreement and Plan of Merger, dated as of January 17, 2024 (the “Merger Agreement”), by and among the Company, SH Residential Holdings, LLC (“Parent” or "SHRH"), Clear Line, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 6.2, Section 6.17 and Section 9.15 of the Merger Agreement, Sekisui House, Ltd. (“Guarantor”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). See further information in Note 20, Merger.
Woodside Merger. On December 1, 2025, Parent contributed (for no consideration) to the Company all of Parent’s interests in its wholly owned subsidiary Woodside Homes Company, LLC (“Woodside”). Woodside is a homebuilding company with operations in Arizona, California, Nevada, and Utah.
Immediately prior to the contribution, the sole stockholder of the Company was also the sole stockholder of Woodside. As a result of the common ownership, upon closing of the transaction, the acquisition was considered a common-control transaction and was outside the scope of the business combination guidance in Accounting Standards Codification ("ASC") Topic 805, Business Combinations. The entities are deemed to be under common control as of April 19, 2024, which was the date that the sole stockholder acquired control of the Company and, therefore, held control over both companies. The combined consolidated financial statements incorporate Woodside financial results and financial information beginning on April 19, 2024. See further information in Note 22, Common Control Merger.
Description of Business. We have homebuilding operations in Alabama, Arizona, California, Colorado, Florida, Idaho, Maryland, Nevada, New Mexico, Oregon, Tennessee, Texas, Utah, Virginia and Washington. The primary functions of our homebuilding operations include land acquisition and development, home construction, purchasing, marketing, merchandising, sales and customer service. We build and sell primarily single-family detached homes, which are designed and built to meet local customer preferences. We are the general contractor for all of our projects and retain subcontractors for site development and home construction.
Our financial services operations consist of HomeAmerican Mortgage Corporation (“HomeAmerican”), which originates mortgage loans, primarily for our homebuyers, American Home Insurance Agency, Inc. (“American Home Insurance”), which offers third-party insurance products to our homebuyers, and American Home Title and Escrow Company (“American Home Title”), which provides title agency services to the Company and our homebuyers in Colorado, Florida, Maryland, Nevada and Virginia. The financial services operations also include Allegiant Insurance Company, Inc., A Risk Retention Group (“Allegiant”), which provides insurance coverage primarily to our homebuilding subsidiaries on homes that have been delivered and most of our subcontractors for completed work on those delivered homes and StarAmerican Insurance Ltd. ("StarAmerican"), which provides insurance coverage primarily to our homebuilding subsidiaries on homes that have been delivered and most of our subcontractors for completed work on those delivered homes.
Presentation. Our balance sheet presentation is unclassified due to the fact that certain assets and liabilities have both short and long-term characteristics.
Use of Accounting Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. The Company periodically invests funds in highly liquid investments with an original maturity of three months or less, such as U.S. government securities, commercial bank deposits, commercial paper, certificates of deposit, money market funds and time deposits, which are included in cash and cash equivalents in the combined consolidated balance sheets and combined consolidated statement of cash flows.
Marketable securities. Our debt securities consist of U.S. government treasury securities with original maturities upon acquisition of less than six months and are treated as available-for-sale investments and, as such, are recorded at fair value with all changes in fair value initially recorded through other comprehensive income. Debt securities are reviewed on a regular basis for impairment.
Restricted Cash. We receive cash earnest money deposits from our customers who enter into home sale contracts. In certain states we are restricted from using such deposits for general purposes, unless we take measures to release state imposed restrictions on such deposits received from homebuyers, which may include posting blanket surety bonds. We had $1.2 million in restricted cash related to homebuyer deposits at December 31, 2024.
Trade and Other Receivables. Trade and other receivables primarily includes home sale receivables, which reflects cash to be received from title companies or outside brokers associated with closed homes. Generally, we will receive cash from title companies and outside brokers within a few days of the home being closed. At December 31, 2024, receivables from contracts with customers were $13.6 million and are included in trade and other receivables on the accompanying combined consolidated balance sheets.
Mortgage Loans Held-for-Sale, net. Mortgage loans held-for-sale are recorded at fair value based on quoted market prices and estimated market prices received from a third-party. Using fair value allows an offset of the changes in fair values of the mortgage loans and the derivative and financial instruments used to hedge them without having to comply with the requirements for hedge accounting.
Inventories. Our inventories are primarily associated with communities where we intend to construct and sell homes, including models and unsold homes. Components of housing completed or under construction primarily include: (1) land costs transferred from land and land under development; (2) direct construction costs associated with a house; (3) real property taxes, engineering fees, permits and other fees; (4) capitalized interest; and (5) indirect construction costs, which include field construction management salaries and benefits, utilities and other construction related costs. Costs capitalized to land and land under development primarily include: (1) land costs; (2) land development costs; (3) entitlement costs; (4) capitalized interest; (5) engineering fees; and (6) title insurance, real property taxes and closing costs directly related to the purchase of the land parcel. Land costs are transferred from land and land under development to housing completed or under construction at the point in time that construction of a home on an owned lot begins.
In accordance with ASC Topic 360, Property, Plant, and Equipment (“ASC 360”), homebuilding inventories, excluding those classified as held for sale, are carried at cost unless events and circumstances indicate that the carrying value of the underlying subdivision may not be recoverable. We evaluate inventories for impairment at each quarter end on a subdivision level basis as each such subdivision represents the lowest level of identifiable cash flows. In making this determination, we review, among other things, the following for each subdivision:
•actual and trending “Operating Margin” (which is defined as home sale revenues less home cost of sales and all incremental costs associated directly with the subdivision, including sales commissions and marketing costs);
•forecasted Operating Margin for homes in backlog;
•actual and trending net home orders;
•homes available for sale;
•market information for each sub-market, including competition levels, home foreclosure levels, the size and style of homes currently being offered for sale and lot size; and
•known or probable events indicating that the carrying value may not be recoverable.
If events or circumstances indicate that the carrying value of our inventory may not be recoverable, assets are reviewed for impairment by comparing the undiscounted estimated future cash flows from an individual subdivision (including capitalized interest) to its carrying value. If the undiscounted future cash flows are less than the subdivision’s carrying value, the carrying value of the subdivision is written down to its then estimated fair value. We generally determine the estimated fair value of each subdivision by calculating the present value of the estimated future cash flows using discount rates, which are Level 3 inputs (see Note 5, Fair Value Measurements, in the notes to the financial statements for definitions of fair value inputs), that are commensurate with the risk of the subdivision under evaluation. The evaluation for the recoverability of the carrying value of the assets for each individual subdivision can be impacted significantly by our estimates of future home sale revenues, home construction costs, and development costs per home, all of which are Level 3 inputs.
If land is classified as held for sale, in accordance with ASC 360, we measure it at the lower of the carrying value or fair value less estimated costs to sell. In determining fair value, we primarily rely upon the most recent negotiated price which is a Level 2 input (see Note 5, Fair Value Measurements, for definitions of fair value inputs). If a negotiated price is not available, we will consider several factors including, but not limited to, current market conditions, recent comparable sales transactions and market analysis studies. If the fair value less estimated costs to sell is lower than the current carrying value, the land is impaired down to its estimated fair value less costs to sell.
Costs Related to Sales Facilities. Costs related to interior and exterior upgrades to the home that will be sold as part of the home, such as wall treatments and additional upgraded landscaping, are recorded as housing completed or under construction. Costs to furnish and ready the model home or on-site sales facility that will not be sold as part of the model home, such as furniture, construction of the sales facility parking lot or construction of the sales center, are capitalized as property and equipment, net. Other costs incurred related to the marketing of the community and readying the model home for sale are expensed as incurred.
Property and Equipment, net. Property and equipment is carried at cost less accumulated depreciation. For property and equipment related to on-site sales facilities, depreciation is recorded using the units of production method as homes are delivered. For all other property and equipment, depreciation is recorded using a straight-line method over the estimated useful lives of the related assets, which range from 2 to 16 years. Depreciation and amortization expense for property and equipment was $38.0 million for the year ended December 31, 2024, which is recorded in selling, general and administrative expenses in the homebuilding or expenses in the financial services sections of our combined consolidated statement of operations and comprehensive income.
The following table sets forth the cost and carrying value of our homebuilding property and equipment by major asset category.

	Cost	Accumulated Depreciation and Amortization	Carrying Value
December 31, 2024:	(Dollars in thousands)
Sales facilities	$106,351	$(64,971)	$41,380
Aircraft	54,576	(16,405)	38,171
Computer software and equipment	36,608	(26,997)	9,611
Leasehold improvements	15,237	(10,598)	4,639
Other	9,630	(7,205)	2,425
Total	$222,402	$(126,176)	$96,226
Deferred Tax Assets, net. Deferred income taxes reflect the net tax effects of temporary differences between (1) the carrying amounts of the assets and liabilities for financial reporting purposes and (2) the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using current enacted tax rates in effect in the years in which those temporary differences are expected to reverse. A valuation allowance is recorded against a deferred tax asset if, based on the weight of available evidence, it is more-likely-than-not (a likelihood of more than 50%) that some portion, or all, of the deferred tax asset will not be realized.
Variable Interest Entities. In accordance with ASC Topic 810, Consolidation (“ASC 810”), we analyze our land option contracts and other contractual arrangements to determine whether the corresponding land sellers are variable interest entities (“VIEs”) and, if so, whether we are the primary beneficiary. Although we do not have legal title to the optioned land, ASC 810 requires a company to consolidate a VIE if the company is determined to be the primary beneficiary. In determining whether we are the primary beneficiary, we consider, among other things, whether we have the power to direct the activities of the VIE that most significantly impact VIE’s economic performance, including, but not limited to, determining or limiting the scope or purpose of the VIE, selling or transferring property owned or controlled by the VIE, or arranging financing for the

VIE. We also consider whether we have the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. We have concluded that, as of December 31, 2024, we were not the primary beneficiary of any VIEs from which we are purchasing land under land option contracts.
Investments in Unconsolidated Entities. The equity method of accounting is used for investments in unconsolidated entities over which the Company has significant influence. The Company recognizes its proportionate share of earnings and losses of the unconsolidated entities under the equity method of accounting, which is recorded in interest and other income in the homebuilding section of our combined consolidated statement of operations and comprehensive income. Investments in unconsolidated entities that do not meet the requirements for equity method accounting are accounted for at cost. All investments in unconsolidated entities are included in investment in unconsolidated entities on the accompanying combined consolidated balance sheets.
Investments in unconsolidated entities are tested for recoverability in accordance with ASC Topic 323, Investments - Equity Method and Joint Ventures ("ASC 323"). If the loss in the value of an investment is other than temporary, the investment is written down to fair value. As of December 31, 2024, all investments in unconsolidated entities were deemed recoverable.
The Company performs ongoing VIE reassessments under ASC 810 to determine whether the Company is the primary beneficiary of any of its investments in unconsolidated entities. The Company has determined that it is not the primary beneficiary of its investments. Therefore, no unconsolidated entities were required to be consolidated as of December 31, 2024.
Goodwill. In accordance with ASC Topic 350, Intangibles–Goodwill and Other (“ASC 350”), we evaluate goodwill for possible impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We use a three-step process to assess the realizability of goodwill. The first step is a qualitative assessment that analyzes current economic indicators associated with a particular reporting unit. For example, we analyze changes in economic, market and industry conditions, business strategy, cost factors, and financial performance, among others, to determine if there are indicators of a significant decline in the fair value of a particular reporting unit. If the qualitative assessment indicates a stable or improved fair value, no further testing is required.
If a qualitative assessment indicates it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we will proceed to the second step where we calculate the fair value of a reporting unit based on discounted future probability-weighted cash flows. If this step indicates that the carrying value of a reporting unit is in excess of its fair value, we will proceed to the third step where the fair value of the reporting unit will be allocated to assets and liabilities as they would in a business combination. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value calculated in the third step.
Based on our analysis, we have concluded that as of December 31, 2024, our goodwill was not impaired.
Liability for Unrecognized Tax Benefits. ASC Topic 740, Income Taxes, which discusses liabilities for unrecognized tax benefits provides guidance for the recognition and measurement in financial statements of uncertain tax positions taken or expected to be taken in a tax return.
The evaluation of a tax position is a two-step process, the first step being recognition. We determine whether it is more-likely-than-not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements.
The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority. Once the gross unrecognized tax benefit is determined, we also accrue for any interest and penalties, as well as any offsets expected from resultant amendments to federal or state tax returns. We record the aggregate effect of these items in income tax expense in the combined consolidated statement of operations and comprehensive income. To the extent this tax position would be offset against a similar deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed, the liability is treated as a reduction to the related deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. Otherwise, we record the corresponding liability in accrued and other liabilities in our combined consolidated balance sheets.

Warranty Accrual. Our homes are sold with limited third-party warranties and, under our agreement with the issuer of the third-party warranties, we are responsible for performing all of the work for the first two years of the warranty coverage, and paying for certain work required to be performed subsequent to year two. We record accruals for general and structural warranty claims, as well as accruals for known, unusual warranty-related expenditures. Our warranty accrual is recorded based upon historical payment experience in an amount estimated to be adequate to cover expected costs of materials and outside labor during warranty periods. The determination of the warranty accrual rate for closed homes and the evaluation of our warranty accrual balance at period end are based on an internally developed analysis that includes known facts and interpretations of circumstances, including, among other things, our trends in historical warranty payment levels and warranty payments for claims not considered to be normal and recurring.
Warranty payments are recorded against the warranty accrual. Additional reserves may be established for known, unusual warranty-related expenditures not covered through the independent warranty accrual analysis performed by us. Warranty payments incurred for an individual house may differ from the related reserve established for the home at the time it was closed. The actual disbursements for warranty claims are evaluated in the aggregate to determine if an adjustment to the historical warranty accrual should be recorded.
We assess the reasonableness and adequacy of the reserve and the per-unit reserve amount originally included in home cost of sales, as well as the timing of the reversal of any excess reserve on a quarterly basis, using historical payment data and other relevant information. Our warranty accrual is included in accrued and other liabilities in the homebuilding section of our combined consolidated balance sheets and adjustments to our warranty accrual are recorded as an increase or reduction to home cost of sales in the homebuilding section of our combined consolidated statement of operations and comprehensive income. See Note 10 to the Combined Consolidated Financial Statements.
Insurance Reserves. The establishment of reserves for estimated losses associated with insurance policies issued by Allegiant and re-insurance agreements issued by StarAmerican are based on actuarial studies that include known facts and interpretations of circumstances, including our experience with similar cases and historical trends involving claim payment patterns, pending levels of unpaid claims, product mix or concentration, claim severity, frequency patterns depending on the business conducted, and changing regulatory and legal environments. It is possible that changes in the insurance payment experience used in estimating our ultimate insurance losses could have a material impact on our insurance reserves. See Note 11, Insurance and Construction Defect Claim Reserves, to the combined consolidated financial statements.
Self-Insurance Reserves for Construction Defect Claims. The establishment of reserves for estimated losses to be incurred by our homebuilding subsidiaries associated with (1) the self-insured retention (“SIR”) portion of construction defect claims that are expected to be covered under either third-party insurance policies or insurance policies with Allegiant and (2) the entire cost of any construction defect claims that are not expected to be covered by insurance policies are based on actuarial studies that include known facts similar to those established for our insurance reserves. It is possible that changes in the payment experience used in estimating our ultimate losses for construction defect claims could have a material impact on our reserves. See Note 11, Insurance and Construction Defect Claim Reserves, to the combined consolidated financial statements.
Litigation Reserves. We and certain of our subsidiaries have been named as defendants in various cases. We reserve for estimated exposure with respect to these cases based upon currently available information on each case. See Note 15, Commitments and Contingencies, to the combined consolidated financial statements.
Derivative and Financial Instruments. We are exposed to market risks related to fluctuations in interest rates on mortgage loans held-for-sale, mortgage interest rate lock commitments, marketable securities and debt. Financial instruments utilized in the normal course of business by HomeAmerican include forward sales of mortgage-backed securities, which are commitments to sell a specified financial instrument at a specified future date for a specified price, mandatory delivery forward loan sale commitments, which are obligations of an investor to buy loans at a specified price within a specified time period, and best-effort delivery forward loan sale commitments, which are obligations of an investor to buy loans at a specified price subject to the underlying mortgage loans being funded and closed. These instruments are the only significant derivative and financial instruments utilized by SHUS to hedge against fluctuations in interest rates. For forward sales commitments, forward sales of mortgage-backed securities and commitments to originate mortgage loans that are still outstanding at the end of a reporting period, we record the changes in fair value of these financial instruments in revenues in the financial services section of the combined consolidated statement of operations and comprehensive income with an offset to either other assets or accounts payable and accrued liabilities in the financial services section of our combined consolidated balance sheets, depending on the nature of the change. For further discussion of our policies regarding interest rate lock commitments, see our “Revenue Recognition for HomeAmerican” accounting policy section below. There are no credit-risk related contingent features within our derivative agreements, and counterparty risk is considered minimal.

Revenue Recognition for Homebuilding Segments. We recognize home sale revenues from home deliveries when we have satisfied the performance obligations within the sales agreement, which is generally when title to and possession of the home are transferred to the buyer at the home closing date. Revenue from a home delivery includes the base sales price and any purchased options and upgrades and is reduced for any sales price incentives.
In certain states where we build, we are not always able to complete certain outdoor features (such as landscaping or pools) prior to closing the home. To the extent these separate deliverables are not complete upon the closing of a home, we defer home sale revenues related to incomplete outdoor features, and recognize that revenue upon completion of the outdoor features.
Revenue expected to be recognized in any future year related to remaining performance obligations (if any) and contract liabilities expected to be recognized as revenue, excluding revenue pertaining to contracts that have an original expected duration of one year or less, is not material.
Land and lot revenue for Homebuilding Segments: Revenue and cost of sales from land sales are recognized when title to the property has been transferred to the buyer, adequate consideration has been received, and the Company has no significant future performance obligations.
Other revenue for Homebuilding Segments: Other revenue primarily consists of project management fees earned by the Company for construction management services provided to customers and profit participation agreements contained in some land and lot sale contracts. Revenue from project management arrangements is recognized on either a completion of milestones basis or as costs are incurred by the Company.
Revenue Recognition for HomeAmerican. Revenues recorded by HomeAmerican primarily reflect (1) origination fees and (2) the corresponding sale, or expected future sale, of a loan, which will include the estimated earnings from either the release or retention of a loan’s servicing rights. Origination fees are recognized when a loan is originated. When an interest rate lock commitment is made to a customer, we record the expected gain on sale of the mortgage, plus the estimated earnings from the expected sale of the associated servicing rights, adjusted for a pull-through percentage (which is defined as the likelihood that an interest rate lock commitment will be originated), as revenue. As the interest rate lock commitment gets closer to being originated, the expected gain on the sale of that loan plus its servicing rights is updated to reflect current market value and the increase or decrease in the fair value of that interest rate lock commitment is recorded through revenues. At the same time, the expected pull-through percentage of the interest rate lock commitment to be originated is updated based upon current market conditions and, if there has been a change, revenues are adjusted as necessary. After origination, our mortgage loans, generally including their servicing rights, are sold to third-party purchasers in accordance with sale agreements entered into by us with a third-party purchaser of the loans. We make representations and warranties with respect to the status of loans transferred in the sale agreements. The sale agreements generally include statements acknowledging the transfer of the loans is intended by both parties to constitute a sale. Sale of a mortgage loan has occurred when the following criteria, among others, have been met: (1) fair consideration has been paid for transfer of the loan by a third party in an arms-length transaction, (2) all the usual risks and rewards of ownership that are in substance a sale have been transferred by us to the third party purchaser; and (3) we do not have a substantial continuing involvement with the mortgage loan.
We measure mortgage loans held-for-sale at fair value with the changes in fair value being reported in earnings at each reporting date. Net gains on the sale of mortgage loans are included as a component of revenues in the financial services section of the combined consolidated statement of operations and comprehensive income.
Home Cost of Sales. Home cost of sales includes the specific construction costs of each home and all applicable land acquisition, land development and related costs, warranty costs and finance and closing costs, including closing cost incentives. We use the specific identification method for the purpose of accumulating home construction costs and allocate costs to each lot within a subdivision associated with land acquisition and land development based upon relative fair value of the lots prior to home construction. Lots within a subdivision typically have comparable fair values, and, as such, we generally allocate costs equally to each lot within a subdivision. We record all home cost of sales when a home is closed and performance obligations have been completed on a house-by-house basis.
When a home is closed, we may not have paid for all costs necessary to complete the construction of the home. This includes (1) construction that has been completed on a house but has not yet been billed or (2) work still to be performed on a home (such as limited punch-list items or certain outdoor features). For each of these items, we create an estimate of the total expected costs to be incurred and, with the exclusion of outdoor features, the estimated total costs for those items, less any amounts paid to date, are included in home cost of sales. Actual results could differ from such estimates. For incomplete outdoor features, we will defer the revenue and any cost of sales on this separate stand-alone deliverable until complete.

Stock-Based Compensation. ASC Topic 718, Compensation—Stock Compensation (“ASC 718”) requires that share-based compensation expense be measured and recognized at an amount equal to the fair value of share-based payments granted under compensation arrangements. Determining the appropriate fair value model and calculating the fair value of stock option awards requires judgment, including estimating stock price volatility, annual forfeiture rates and the expected life of an award. For stock option awards granted with just service and/or performance conditions, we estimate the fair value using a Black-Scholes option pricing model. For any stock option awards granted that contain a market condition, we estimate the fair value using a Monte Carlo simulation model. Both the Black-Scholes option pricing model and Monte Carlo simulation utilize the following inputs to calculate the estimated fair value of stock options: (1) closing price of our common stock on the measurement date (generally the date of grant); (2) exercise price; (3) expected stock option life; (4) expected volatility; (5) risk-free interest rate; and (6) expected dividend yield rate. The expected life of employee stock options represents the period for which the stock options are expected to remain outstanding and is derived primarily from historical exercise patterns. The expected volatility is determined based on our review of the implied volatility that is derived from the price of exchange traded options of the Company. The risk-free interest rate assumption is determined based upon observed interest rates appropriate for the expected term of our employee stock options. The expected dividend yield assumption is based on our historical dividend payouts. We determine the estimated fair value of the stock option awards on the date they are granted. The fair values recorded for previously granted stock option awards are not adjusted as subsequent changes in the foregoing assumptions occur; for example, an increase or decrease in the price of our common stock. However, changes in the foregoing inputs, particularly the price of our common stock, expected stock option life and expected volatility, significantly change the estimated fair value of future grants of stock options.
An annual forfeiture rate is estimated at the time of grant, and revised if necessary, in subsequent periods if the actual forfeiture rate differs from our estimate.

2.    Recently Issued Accounting Standards
Adoption of New Accounting Standards
In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2020-04, “Reference Rate Reform (Topic 848),” as amended by ASU 2021-01 in January 2021 and ASU 2022-06 in December 2022, directly addressing the effects of reference rate reform on financial reporting as a result of the cessation of the publication of certain LIBOR rates beginning December 31, 2021, with complete elimination of the publication of the LIBOR rates by June 30, 2023. The guidance provides optional expedients and exceptions for applying U.S. Generally Accepted Accounting Principles ("GAAP") to contracts, hedging relationships and other transactions affected by reference rate reform by virtue of referencing LIBOR or another reference rate expected to be discontinued. This guidance became effective on March 12, 2020 and can be adopted no later than December 31, 2024, with early adoption permitted. We adopted this amendment in the second quarter of 2023. The adoption of ASU 2020-04, as amended by ASU 2021-01 and ASU 2022-06, did not have a material impact on our combined consolidated balance sheet or combined consolidated statement of operations and comprehensive income.
In November 2023, the FASB issued ASU 2023-07, "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures" (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through additional and more detailed information about a reportable segment's expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The guidance is to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. We adopted this amendment in the fourth quarter of 2024. As a result of the adoption, there was no material impact on our combined consolidated balance sheet or combined consolidated statement of operations and comprehensive income. Footnote 4 (Segment Reporting) was updated to comply with the new required disclosures.
Recent Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. This amendment modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold, (2) the amount of income taxes paid (net of refunds received) (disaggregated by federal, state, and foreign taxes) as well as individual jurisdictions in which income taxes paid is equal to or greater than 5 percent of total income taxes paid net of refunds, (3) the income or loss from continuing operations before income tax expense or benefit (disaggregated between domestic and foreign) and (4) income tax expense or benefit from continuing operations (disaggregated by federal, state and foreign). The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, while retrospective application is permitted. We are currently evaluating the potential impact of adopting this new guidance on our combined consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)" ("ASU 2024-03"). The amendments in this update enhance disclosures about a public business entity’s expenses and provide more detailed information about the types of expenses included in certain expense captions in the combined consolidated financial statements. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the potential impact of adopting this new guidance on our combined consolidated financial statements and related disclosures.

3.    Supplemental Income Statement and Cash Flow Disclosure
The table below details homebuilding interest and other income and financial services other income (expense), net:

Year Ended December 31,
2024
Homebuilding	(Dollars in thousands)
Interest and other income
Interest income	$51,431
Other income	4,101
Total	$55,532
Financial Services
Other income (expense), net
Interest income	$19,957
Total	$19,957
The table below sets forth supplemental disclosures of cash flow information and non-cash investing and financing activities.

Year Ended December 31,
2024
(Dollars in thousands)
Cash paid for:
Interest, net of interest capitalized	$3,543
Income taxes	$79,757

4.    Segment Reporting
An operating segment is defined as a component of an enterprise for which discrete financial information is available and is reviewed regularly by the Chief Operating Decision Maker (“CODM”), or decision-making group, to evaluate performance and make operating decisions. We have identified our CODM as one key executive—the Chief Executive Officer (“CEO”). The CODM's evaluation of segment performance is based on segment pretax income for all reportable segments. Pretax income is used at the segment level for forecasting and actual results to evaluate performance of each segment and further assist in decision making regarding allocation of capital and other resources between segments.
We have identified each homebuilding division as an operating segment. Our homebuilding operating segments have been aggregated into the reportable segments noted below because they are similar in the following regards: (1) economic characteristics; (2) housing products; (3) class of homebuyer; (4) regulatory environments; and (5) methods used to construct and sell homes. Our homebuilding reportable segments conducted ongoing operations in the following states:
•West (Arizona, California, Nevada, New Mexico, Oregon, Texas and Washington)
•Mountain (Colorado, Idaho and Utah)
•East (Alabama, Florida, Maryland, Tennessee and Virginia)
Our financial services business consists of the following operating segments: (1) HomeAmerican; (2) Allegiant; (3) StarAmerican; (4) American Home Insurance; and (5) American Home Title. Due to its contributions to combined consolidated pretax income we consider HomeAmerican to be a reportable segment (“mortgage operations”). The remaining operating segments have been aggregated into one reportable segment (“other”) because they do not individually exceed 10 percent of (1) combined consolidated revenue; (2) the greater of (a) combined reported profit of all operating segments that did not report a loss or (b) the positive value of the combined reported loss of all operating segments that reported losses; or (3) combined consolidated assets.
Corporate is a non-operating segment that develops and implements strategic initiatives and supports our operating divisions by centralizing key administrative functions such as finance, treasury, information technology, insurance, risk management, litigation and human resources. A portion of the expenses incurred by Corporate are allocated to the homebuilding operating segments based on their respective percentages of assets, and to a lesser degree, a portion of Corporate expenses are allocated to the financial services segments. A majority of Corporate’s personnel and resources are primarily dedicated to activities relating to the homebuilding segments, and, therefore, the balance of any unallocated Corporate expenses is included in the homebuilding operations section of our combined consolidated statement of operations and comprehensive income.
The following tables present operating results relating to our homebuilding and financial services operations:

	Year Ended December 31, 2024
	(Dollars in thousands)
	Homebuilding				Financial Services
	West	Mountain	East	Corporate	Mortgage operations	Other	Total
Home sale revenues	$3,799,471	$1,650,330	$830,060	$—	$—	$—	$6,279,861
Land sale revenues	$45,672	$4,417	$—	$—	$—	$—	$50,089
Other revenues	$6,225	$—	$—	$—	$—	$—	$6,225
Revenues	$—	$—	$—	$—	$92,770	$55,916	$148,686
Home cost of sales	$(3,102,957)	$(1,345,306)	$(690,730)	$—	$—	$—	$(5,138,993)
Inventory impairments	$(13,100)	$(400)	$(4,750)	$—	$—	$—	$(18,250)
Land cost of sales	$(31,416)	$(4,276)	$—	$—	$—	$—	$(35,691)
Other cost of sales	$(5,821)	$—	$—	$—	$—	$—	$(5,821)
Selling, general and administrative expenses	$(345,583)	$(144,602)	$(88,185)	$(165,269)	$—	$—	$(743,639)
Transaction costs	$—	$—	$—	$(39,361)	$—	$—	$(39,361)
Interest and other income (1)	$(249)	$652	$382	$54,747	$—	$—	$55,532
Expenses (2)	$—	$—	$—	$—	$(54,261)	$(20,506)	$(74,767)
Other income (expense), net (3)	$3,594	$2,379	$(1,456)	$(11,903)	$7,799	$12,158	$12,571
Pretax income	$355,837	$163,194	$45,321	$(161,786)	$46,308	$47,568	$496,442
(1) Includes interest income and gain (loss) on sale of other assets.
(2) Includes interest expense, general and administrative expense.
(3) Includes abandoned project costs (Homebuilding) and interest income (Financial Services).
The following table summarizes total assets for our homebuilding and financial services operations. The assets in our West, Mountain and East segments consist primarily of inventory while the assets in our Corporate segment primarily includes cash and cash equivalents, trade and other receivables and deferred tax assets. The assets in our financial services operations consist mostly of cash and cash equivalents and mortgage loans held-for-sale.

December 31,
2024
(Dollars in thousands)
Homebuilding Assets
West	$3,300,899
Mountain	1,429,116
East	593,167
Corporate	1,022,110
Total homebuilding assets	$6,345,292

Financial Services
Mortgage operations	$260,899
Other	229,952
Total financial services assets	$490,851

Total assets	$6,836,143

5.    Fair Value Measurements
ASC Topic 820, Fair Value Measurements (“ASC 820”), defines fair value, establishes guidelines for measuring fair value and requires disclosures regarding fair value measurements. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs, other than quoted prices in active markets, that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The following table sets forth the fair values and methods used for measuring the fair values of financial instruments on a recurring basis, except those for which the carrying values approximate fair values:

		Fair Value
Financial Instrument	Hierarchy	December 31, 2024
		(Dollars in thousands)
Mortgage loans held-for-sale, net	Level 2	$236,806

Derivative and financial instruments, net
Interest rate lock commitments	Level 2	$(277)
Forward sales of mortgage-backed securities	Level 2	$4,047
Mandatory delivery forward loan sale commitments	Level 2	$515
Best-effort delivery forward loan sale commitments	Level 2	$3
The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of December 31, 2024.
Mortgage Loans Held-for-Sale, Net. Our mortgage loans held-for-sale, which are measured at fair value on a recurring basis include (1) mortgage loans held-for-sale that are under commitments to sell and (2) mortgage loans held-for-sale that were not under commitments to sell. At December 31, 2024, we had $95.6 million in fair value of mortgage loans held-for-sale that were under commitments to sell. The fair value for those loans was based on quoted market prices for those mortgage loans, which are Level 2 fair value inputs. At December 31, 2024 we had $141.2 million in fair value of mortgage loans held-for-sale that were not under commitments to sell. The fair value for those loans was primarily based upon the estimated market price received from a third-party, which is a Level 2 fair value input. The unpaid principal balances of all mortgage loans held for sale at December 31, 2024 were $251.9 million.
Gains (losses) on sales of mortgage loans, net, are included as a component of revenues in the financial services section of our combined consolidated statement of operations and comprehensive income. For twelve months ended December 31, 2024, we recorded loss on mortgage loans held-for-sale, net of $13.6 million.
Derivative and financial instruments, net. Our derivatives and financial instruments, which include (1) interest rate lock commitments, (2) forward sales of mortgage-backed securities, (3) mandatory delivery forward loan sale commitments and (4) best-effort delivery forward loan sale commitments, are measured at fair value on a recurring basis based on market prices for similar instruments. For the year ended December 31, 2024, we recorded net gains on these derivative and financial instruments of $7.3 million in revenues in the financial services section of our combined consolidated statement of operations and comprehensive income. The following table sets forth the notional amounts of derivative and financial instruments at December 31, 2024:

Notional Values
Financial Instrument	December 31, 2024
(Dollars in thousands)
Interest rate lock commitments	$57,807
Forward sales of mortgage-backed securities	$189,000
Mandatory delivery forward loan sale commitments	$101,557
Best-effort delivery forward loan sale commitments	$1,306

For the financial assets and liabilities that the Company does not reflect at fair value, the following methods and assumptions were used to estimate the fair value of each class of financial instruments.
Cash and cash equivalents (excluding debt securities with an original maturity of three months or less), restricted cash, trade and other receivables, accounts receivable due from parent, prepaids and other assets, accounts payable, related party payables, accrued and other liabilities and borrowings on our revolving credit facility. Fair value approximates carrying value.
Mortgage Repurchase Facility. The debt associated with our Mortgage Repurchase Facility (see Note 13, Lines of Credit and Total Debt Obligations, for further discussion) is at floating rates that approximate current market rates and have relatively short-term maturities, generally within 30 days. The fair value approximates carrying value and is based on Level 2 inputs.
Senior Notes. The estimated values of the senior notes in the following table are based on Level 2 inputs, which primarily reflect estimated prices for our senior notes which were provided by multiple sources.

	December 31, 2024
	Carrying Amount	Fair Value
	(Dollars in thousands)
$300 million 3.850% senior notes due January 2030, net	$298,478	$282,124
$350 million 2.500% senior notes due January 2031, net	348,010	303,020
$500 million 6.000% senior notes due January 2043, net	491,596	499,370
$350 million 3.966% senior notes due August 2061, net	346,183	255,605
Total	$1,484,267	$1,340,119

Notes Payable. The debt associated with our notes payable had an estimated fair value of $320.3 million, based on Level 2 inputs, which primarily reflect estimated prices through multiple sources.

Related Party Note. The debt associated with our related party note had an estimated fair value of $97.5 million, based on Level 2 inputs, which primarily reflect estimated prices through multiple sources.
6.    Inventories
The table below sets forth, by reportable segment, information relating to our homebuilding inventories.

December 31, 2024
(Dollars in thousands)
Housing Completed or Under Construction:
West	$1,579,950
Mountain	577,512
East	387,857
Subtotal	2,545,319
Land and Land Under Development:
West	1,716,644
Mountain	498,104
East	158,241
Subtotal	2,372,989
Total Inventories	$4,918,308

Inventory impairments recognized by segment for the year ended December 31, 2024 are shown in the table below.

December 31, 2024
(Dollars in thousands)
Housing Completed or Under Construction:
West	$5,163
Mountain	400
East	1,922
Subtotal	7,485
Land and Land Under Development:
West	7,937
Mountain	—
East	2,828
Subtotal	10,765
Total Inventory Impairments	$18,250
The table below provides quantitative data, for the periods presented, where applicable, used in determining the fair value of the impaired inventory.

	Impairment Data			Quantitative Data
Three Months Ended	Number of Subdivisions Impaired	Inventory Impairments	Fair Value of Inventory After Impairments	Discount Rate
	(Dollars in thousands)
September 30, 2024	4	$7,800	$34,290		15%
June 30, 2024	4	4,550	27,834	12%	—	15%
March 31, 2024	3	5,900	17,634	12%	—	18%
Total		$18,250

7.    Capitalization of Interest
We capitalize interest to inventories during the period of development in accordance with ASC Topic 835, Interest (“ASC 835”). Homebuilding interest capitalized as a cost of inventories is included in cost of sales during the period that related units or lots are delivered. To the extent our homebuilding debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred. Qualified homebuilding assets consist of all lots and homes, excluding finished unsold homes or finished models, within projects that are actively selling or under development. The table set forth below summarizes homebuilding interest activity. For all periods presented below, our qualified assets exceeded our homebuilding debt and as such, all interest incurred has been capitalized.

Year Ended December 31,
2024
(Dollars in thousands)
Homebuilding interest incurred	$81,834
Less: Interest capitalized	(81,834)
Homebuilding interest expensed	$—

Interest capitalized, beginning of period	$64,659
Plus: Assumed with Woodside Merger	16,620
Plus: Interest capitalized during period	81,834
Less: Previously capitalized interest included in home and land cost of sales	(90,338)
Interest capitalized, end of period	$72,775

8.    Homebuilding Prepaids and Other Assets
The following table sets forth the components of homebuilding prepaids and other assets.

December 31,
2024
(Dollars in thousands)
Operating lease right-of-use asset	$25,280
Land option deposits	69,604
Prepaids	53,085
Deferred debt issuance costs on revolving credit facility, net	5,943
Other	10,019
Total	$163,931

9.    Homebuilding Accrued and Other Liabilities and Financial Services Accounts Payable and Accrued Liabilities
The following table sets forth information relating to homebuilding accrued and other liabilities.

December 31,
2024
(Dollars in thousands)
Accrued compensation and related expenses	$115,152
Customer and escrow deposits	14,434
Warranty accrual (Note 10)	58,426
Lease liability	27,406
Land development and home construction accruals	40,194
Accrued interest	32,102
Self insured retention for construction defect claims (Note 11)	24,389
Retentions payable	24,446
Other accrued liabilities	90,729
Total accrued and other liabilities	$427,278
The following table sets forth information relating to financial services accounts payable and accrued liabilities.

December 31,
2024
(Dollars in thousands)
Insurance reserves (Note 11)	$96,851
Accounts payable and other accrued liabilities	24,816
Total accounts payable and accrued liabilities	$121,667

10.    Warranty Accrual
The table set forth below summarizes accrual, adjustment and payment activity related to our warranty accrual for the year ended December 31, 2024. The warranty accrual increased due to $6.3 million of warranty adjustments during the year ended December 31, 2024. This adjustment was due to higher general warranty related expenditures. From time to time, we change our warranty accrual rates based on payment trends. Any changes made to those rates did not materially affect our warranty expense or gross margin from home sales for the year ended December 31, 2024.

Year Ended December 31,
2024
(Dollars in thousands)
Balance at beginning of period	$44,082
Assumed in Woodside Merger	7,456
Expense provisions	31,070
Cash payments	(30,432)
Adjustments	6,250
Balance at end of period	$58,426

11.    Insurance and Construction Defect Claim Reserves
The following table summarizes our self-insured retention for construction defect claims for the year ended December 31, 2024. These reserves are included as a component of accounts payable and accrued liabilities in the homebuilding section of the combined consolidated balance sheet.

December 31,
2024
(Dollars in thousands)
Balance at beginning of period	$11,433
Assumed through Woodside Merger	12,693
Expense provisions	2,332
Cash payments, net of recoveries	(2,069)
Adjustments	—
Balance at end of period	$24,389
The following table summarizes our insurance reserves associated with insurance policies issued by Allegiant and re-insurance agreements issued by StarAmerican for the year ended December 31, 2024. These reserves are included as a component of accrued and other liabilities in the financial services section of the combined consolidated balance sheet.

December 31,
2024
(Dollars in thousands)
Balance at beginning of period	$89,326
Expense provisions	18,620
Cash payments, net of recoveries	(6,196)
Adjustments	(4,899)
Balance at end of period	$96,851
In the ordinary course of business, we make payments from our insurance and construction defect claim reserves to settle litigation claims arising primarily from our homebuilding activities. These payments are irregular in both their timing and their magnitude. As a result, the cash payments, net of recoveries shown for the year ended December 31, 2024 are not necessarily indicative of what future cash payments will be for subsequent periods. The adjustment of $(4.9) million to the insurance reserve during the year ended December 31, 2024 was due to favorable emergence in insurance related claim activity during the year.

12.    Income Taxes
As a result of the Merger described in Footnote 20, and effective April 20, 2024, the Company is included in the Sekisui House US Holdings (parent of SH Residential Holdings, LLC) consolidated tax group for U.S. federal income tax purposes. Although the Company’s post-merger results are included in the Sekisui House consolidated return, our income tax provision is calculated primarily as though we were a separate taxpayer for the full year. However, under certain circumstances, transactions between the Company and Sekisui House are assessed using consolidated tax return rules and any difference in liability between the separate company method are addressed in a tax sharing arrangement.
Our provision for income taxes for the year ended December 31, 2024 consisted of the following:

Year Ended December 31,
2024
(Dollars in thousands)
Current tax provision:
Federal	$71,017
State	19,461
Total current	90,478

Deferred tax provision:
Federal	8,194
State	3,239
Total deferred	11,433
Provision for income taxes	$101,911
The provision for income taxes differs from the amount that would be computed by applying the statutory federal income tax rate of 21% in 2024 to income before income taxes as a result of the following:

Year Ended December 31,
2024
(Dollars in thousands)
Tax expense computed at federal statutory rate	$104,252
State income tax expense, net of federal benefit	12,934
Limitation on executive compensation	5,374
Tax expense (benefit) related to an increase (decrease) in unrecognized tax benefits	24,694
Stock based compensation (windfall)/shortfall	(28,510)
Federal energy credits	(19,821)
Merger related benefit payments	(9,342)
Rate changes	969
Transaction costs	4,755
Change in valuation allowance	221
Other	6,385
Provision for income taxes	$101,911

Effective tax rate	20.5%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences that give rise to the net deferred tax asset are as follows:

December 31,
2024
(Dollars in thousands)
Deferred tax assets:
State net operating loss carryforwards	$3,996
Warranty, litigation and other reserves	21,102
Accrued compensation	5,165
Asset impairment charges	10,763
Inventory, additional net costs capitalized for tax purposes	17,496
Joint venture and partnerships	6,026
Other, net	2,389
Total deferred tax assets	66,937
Valuation allowance	(3,996)
Total deferred tax assets, net of valuation allowance	62,941

Deferred tax liabilities:
Property, equipment and other assets	18,161
Deferral of profit on home sales	3,344
State deferral	3,102
Other, net	5,349
Total deferred tax liabilities	29,956
Net deferred tax asset	$32,985
At December 31, 2024, we had no federal net operating loss or alternative minimum tax carryforwards. However, we had $4.0 million in tax-effected state net operating loss carryforwards. The state operating loss carryforwards, if unused, begin expiring in 2028.
At December 31, 2024, we had a valuation allowance of $4.0 million, an increase of $0.2 million from the prior year. The valuation allowance is related to various state net operating loss carryforwards where realization is uncertain at this time due to the limited carryforward periods coupled with minimal activity that exists in certain states.
At December 31, 2024, our total liability for uncertain tax positions including interest and penalties was $25.0 million. The following table summarizes activity for the gross unrecognized tax benefit component of our total liability for uncertain tax positions for the year ended December 31, 2024:

Year Ended December 31,
2024
(Dollars in thousands)
Gross unrecognized tax benefits at beginning of year	$405
Increases related to prior year tax positions	45
Increases related to current year tax positions	24,652
Lapse of applicable statute of limitations	(75)
Gross unrecognized tax benefits at end of year	$25,027
During the year ended December 31, 2024, we experienced an increase of $24.7 million in the uncertain tax positions for tax reserves related to the Merger and state tax filings.
At December 31, 2024, there was $25.0 million of unrecognized tax benefits that if recognized, would reduce our effective tax rate.

The interest and penalties, net of federal benefit for the year ended December 31, 2024, was $(0.1) million and is included in provision for income taxes in the combined consolidated statement of operations and comprehensive income. We are not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months.
The Company, inclusive of Woodside, and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. We are subject to U.S. federal income tax examination for calendar tax years ending 2021 through 2024. Additionally, we are subject to various state income tax examinations for the 2020 through 2024 calendar tax years.
13.    Lines of Credit and Total Debt Obligations
Revolving Credit Facility. On November 19, 2024 the Company entered into an unsecured revolving credit agreement (“Revolving Credit Facility”) with a group of lenders, which may be used for general corporate purposes. The Revolving Credit Facility supersedes and replaces the Credit Agreement, dated as of December 13, 2013 and as amended as of December 17, 2014, December 18, 2015, September 29, 2017, November 1, 2018, December 28, 2020 and, April 11, 2023 and March 20, 2024. The aggregate commitment within the agreement is up to $900.0 million (the "Commitment"), with a $195.0 million sublimit for letters of credit. The aggregate amount of the commitments may increase to an amount not to exceed $1.40 billion upon our request, subject to receipt of additional commitments from existing or additional lenders and, in the case of additional lenders, the consent of the co-administrative agents. Unless terminated earlier, the Revolving Credit Facility will mature on November 17, 2028.
Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to Term SOFR or Daily Simple SOFR (in each case as defined in the Revolving Credit Facility), plus an applicable margin between 1.125% and 1.625% per annum, or if selected by the Company, a base rate plus an applicable margin between 0.125% and 0.625% per annum. The “applicable margins” described above are determined by a schedule based on the leverage ratio of the Company, as defined in the Revolving Credit Facility. The Revolving Credit Facility also provides for customary fees including commitment fees payable to each lender ranging from 0.15% to 0.30% per annum based on the Company’s leverage ratio.
The Revolving Credit Facility is fully and unconditionally guaranteed, jointly and severally, by most of our homebuilding segment subsidiaries. The term of the guarantees is through the termination of the Revolving Credit Facility. The facility contains various representations, warranties and covenants that we believe are customary for agreements of this type. In the case of a default, the guarantors would be required to perform under the agreement. The financial covenants include a consolidated leverage test and interest coverage test, along with a consolidated tangible net worth covenant, all as defined in the Revolving Credit Facility.
The Revolving Credit Facility also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, breach of any financial covenant and change of control. Upon the occurrence and during the continuance of any event of default, the Administrative Agent, with the consent or at the direction of the required lenders, may accelerate the payment of the obligations thereunder and exercise various other customary default remedies. We believe we were in compliance with the representations, warranties and covenants included in the Revolving Credit Facility as of December 31, 2024.
We incur costs associated with unused commitment fees pursuant to the terms of the Revolving Credit Facility. At December 31, 2024, there were $43.6 million in letters of credit outstanding, which reduced the amounts available to be borrowed under the Revolving Credit Facility. We had $0.0 million outstanding under the Revolving Credit Facility as of December 31, 2024. As of December 31, 2024, availability under the Revolving Credit Facility was approximately $856.4 million.
Mortgage Repurchase Facility. HomeAmerican entered into the Second Amended and Restated Master Repurchase Agreement (the “Mortgage Repurchase Facility”) with U.S. Bank National Association (“USBNA”) on September 20, 2024. The Mortgage Repurchase Facility provides liquidity to HomeAmerican by providing for the sale of up to an aggregate of $150 million (subject to increase by up to $150 million under certain conditions) of eligible mortgage loans to USBNA with an agreement by HomeAmerican to repurchase the mortgage loans at a future date. Until such mortgage loans are transferred back to HomeAmerican, the documents relating to such loans are held by USBNA, as custodian, pursuant to the Amended and Restated Custody Agreement (“Custody Agreement”), dated as of September 20, 2024, by and between HomeAmerican and USBNA. In the event that an eligible mortgage loan becomes ineligible, as defined under the Mortgage Repurchase Facility, HomeAmerican may be required to repurchase the ineligible mortgage loan immediately. The total capacity of the facility at December 31, 2024 was $200 million. The termination date of the Repurchase Agreement is August 8, 2025.

At December 31, 2024, HomeAmerican had $177.6 million of mortgage loans that HomeAmerican was obligated to repurchase under the Mortgage Repurchase Facility. Mortgage loans that HomeAmerican is obligated to repurchase under the Mortgage Repurchase Facility are accounted for as a debt financing arrangement and are reported as mortgage repurchase facility in the combined consolidated balance sheets. Pricing under the Mortgage Repurchase Facility is based on SOFR.

The Mortgage Repurchase Facility contains various representations, warranties and affirmative and negative covenants that we believe are customary for agreements of this type. The negative covenants include, among others, (i) a minimum Adjusted Tangible Net Worth requirement, (ii) a maximum Adjusted Tangible Net Worth ratio, (iii) a minimum adjusted net income requirement, and (iv) a minimum Liquidity requirement. The foregoing capitalized terms are defined in the Mortgage Repurchase Facility. We believe HomeAmerican was in compliance with the representations, warranties and covenants included in the Mortgage Repurchase Facility as of December 31, 2024.

Woodside Revolving Line of Credit and reimbursement Agreement. On April 13, 2018, Woodside entered into an unsecured revolving credit agreement (“Woodside Line of Credit”) with Mizuho Bank, Ltd., which may be used for general corporate purposes. The Woodside Line of Credit was amended on June 30, 2023. The commitment within the agreement is up to $250.0 million (the "Commitment"). The Woodside Line of Credit matured on June 30, 2024, and was not renewed by Woodside.
Borrowings under the Woodside Line of Credit bear interest at a floating rate that are based on the lender's calculated bank rates plus a spread, or the Fed Funds rate plus a spread plus a 0.40% margin per annum. The Woodside Line of Credit also provides for customary fees including commitment fees payable of 0.15% per annum.
The Woodside Line of Credit is fully and unconditionally guaranteed by SHL. The facility contains various representations, warranties and covenants that we believe are customary for agreements of this type. The Woodside Line of Credit also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements and breach of any financial covenant. Upon the occurrence and during the continuance of any event of default, the bank may accelerate the payment of the obligations thereunder and exercise various other customary default remedies.
Senior Notes. Our senior notes are not secured and, while the senior note indentures contain some restrictions on secured debt and other transactions, they do not contain financial covenants. Our senior notes are fully and unconditionally guaranteed on an unsecured basis, jointly and severally, by most of our homebuilding segment subsidiaries, with the termination date of the guarantees being upon the maturity of the senior notes. The guarantors would be required to perform upon instances of default. We believe that we are in compliance with the representations, warranties and covenants in the senior note indentures.
Our debt obligations at December 31, 2024, net of any unamortized debt issuance costs or discount, were as follows:

December 31,
2024
(Dollars in thousands)
$300 million 3.850% senior notes due January 2030, net	$298,478
$350 million 2.500% senior notes due January 2031, net	348,010
$500 million 6.000% senior notes due January 2043, net	491,596
$350 million 3.966% senior notes due August 2061, net	346,183
Total	$1,484,267
Related party note. In June 2023, Woodside borrowed $99.9 million from Sekisui House US Holdings, LLC. under the terms of an unsecured intercompany loan agreement. The unpaid principal amount of the loan bears interest at a rate of 6.21% per annum. Interest payments on the loan are due the last business day of each May and November through loan maturity. Principal payments throughout the term of the loan are allowed but not required. Outstanding interest and principal is due and payable upon maturity on June 7, 2030. The full $99.9 million note payable was outstanding as of December 31, 2024.
Notes payable, net. The Company has a term debt agreement ("Homebuilder Note"), with SMBC for $330 million at an interest rate of 2.09% to support the capital needs of Woodside. Outstanding interest and principal is due and payable upon maturity on January 30, 2026. The Homebuilder Note is guaranteed by Sekisui House, Ltd. ("SHL"). As of December 31, 2024, the outstanding balance of interest and principal was $329.9 million.

Intercompany unsecured revolving credit agreement. Woodside has an unsecured revolving credit agreement effective November 20, 2024 with Parent. The commitment within the agreement is up to $250.0 million (the "Commitment"). The commitment termination date is June 30, 2025, and is automatically extended for one-year periods unless written notice to the other of termination by either party as of the end of the annual period.
Borrowings bear interest at a floating rate equal to the weighted average of the total interest rate and fees incurred by Parent under the agreements with the Parent's third-party banks, and including any guaranty fee incurred by the Parent under agreements with SHL. The agreement also provides for customary fees including commitment fees of the weighted average of the total commitment fees imposed by Parent's third-party banks per annum.
The agreement contains various representations, warranties and covenants that we believe are customary for agreements of this type. The agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, bankruptcy and insolvency proceedings. Upon the occurrence and during the continuance of any event of default, the Parent may accelerate the payment of the obligations thereunder and exercise various other customary default remedies. We believe we were in compliance with the representations, warranties and covenants included in the agreement as of December 31, 2024. As of December 31, 2024, there was no outstanding balance.
The Company has a promissory note with Surland Companies, LLC. for $31.0 million with no interest until the maturity date, on December 31, 2025. After the maturity date, the note bears interest at an annual rate of 10%. This promissory note is in connection with a land purchase. Outstanding as of December 31, 2024 was $30.1 million.
14.    Related Party Transactions
In June 2023, Woodside borrowed $99.9 million from Sekisui House US Holdings, LLC. under the terms of an unsecured intercompany loan agreement. The unpaid principal amount of the loan bears interest at a rate of 6.21% per annum. Interest payments on the loan are due the last business day of each May and November through loan maturity. Principal payments throughout the term of the loan are allowed but not required. Outstanding interest and principal is due and payable upon maturity on June 7, 2030. The full $99.9 million note payable was outstanding as of December 31, 2024.
SHL is the guarantor of Woodside's $329.9 million third party note payable. SHL charges Woodside a guarantee fee of 0.48% per annum of the aggregate loan outstanding. Woodside accounts for guarantee fees as a component of interest. The note payable associated with this guarantee was contributed to SHRH prior to the Woodside Merger, and neither Woodside nor SHUS have any continuing obligations pursuant to this note payable.
SHRH and affiliates are considered a related party for the period subsequent to the Merger closing on April 19, 2024. As of December 31, 2024, the Company had accounts receivable due from Parent of $248.5 million, which is largely related to Woodside receivables associated with cash sweep accounts, payments in connection with the Merger funded by the Company, and other various transactions with the Parent that are included within Accounts receivable due from Parent in the combined consolidated balance sheets. As of December 31, 2024, Woodside had $2.5 million of related party payables related to interest payable under the related party note, guarantee fees to SHL, and other various payables with Parent and affiliates. During the year ended December 31, 2024, Woodside recognized $1.0 million of interest income in association with the cash sweep accounts within interest and other income on the combined consolidated statement of operations and comprehensive income.
The following table summarizes interest incurred, capitalized to inventory, and expensed as a result of the unsecured intercompany loan agreement and intercompany guarantee fees:

Year Ended December 31,
2024
(Dollars in thousands)
Capitalized interest, beginning of year	$—
Assumed through Woodside Merger	5,305
Interest incurred	6,449
Interest within cost of sales	(5,160)
Capitalized interest, end of year	$6,593
The Company purchased $30.5 million of land from affiliates of SH Residential Holdings, LLC included in inventories in the combined consolidated balance sheet as of December 31, 2024.

Woodside enters into forward commitment agreements with affiliates of SH Residential Holdings, LLC to lock-in a commitment to facilitate financing offerings for their home closings, amounting to $0.6 million during the year ended December 31, 2024, of which $0.6 million was recognized in home sale revenues of the combined consolidated statement of operations and comprehensive income and $0.2 million in prepaids and other assets in the combined consolidated balance sheet as of December 31, 2024.

15.    Commitments and Contingencies
Surety Bonds and Letters of Credit. We are required to obtain surety bonds and letters of credit in support of our obligations for land development and subdivision improvements, homeowner association dues, warranty work, contractor license fees and earnest money deposits. At December 31, 2024, we had outstanding surety bonds and letters of credit totaling $625.6 million and $195.6 million, respectively, including $152.0 million in letters of credit issued by HomeAmerican. The estimated cost to complete obligations related to these bonds and letters of credit were approximately $272.1 million and $149.0 million, respectively. All letters of credit as of December 31, 2024, excluding those issued by HomeAmerican, were issued under our unsecured Revolving Credit Facility (see Note 13, Lines of Credit and Total Debt Obligations, for further discussion of the Revolving Credit Facility). We expect that the obligations secured by these performance bonds and letters of credit generally will be performed in the ordinary course of business and in accordance with the applicable contractual terms. To the extent that the obligations are performed, the related performance bonds and letters of credit should be released and we should not have any continuing obligations. However, in the event any such performance bonds or letters of credit are called, our indemnity obligations could require us to reimburse the issuer of the performance bond or letter of credit.
We have made no material guarantees with respect to third-party obligations.
Litigation Reserves. Because of the nature of the homebuilding business, we have been named as defendants in various claims, complaints and other legal actions arising in the ordinary course of business, including product liability claims and claims associated with the sale and financing of homes. In the opinion of management, the outcome of these ordinary course matters will not have a material adverse effect upon our financial condition, results of operations or cash flows. At December 31, 2024, we had $10.4 million, respectively, of legal accruals recorded in accrued liabilities in the combined consolidated balance sheets.
On November 13, 2024, Building Trades Pension Fund of Western Pennsylvania, acting on behalf of itself and a putative class of similarly situated stockholders of Sekisui House U.S., Inc. (“SHUS”), filed a class action complaint in the Court of Chancery of the State of Delaware against Larry A. Mizel (“Mr. Mizel”), David D. Mandarich (“Mr. Mandarich”), and SHRH. The complaint alleges, among other things, that, in connection with the acquisition of SHUS by SHRH and its affiliates, Mr. Mizel and Mr. Mandarich breached their fiduciary duty to SHUS and that SHRH aided and abetted such breach. Pursuant to indemnification agreements, SHUS has an obligation to indemnify Mr. Mizel and Mr. Mandarich in this matter. SHUS, in connection with such indemnification obligations, plans to vigorously defend against these allegations by the putative class plaintiffs. On or about March 3, 2025, all claims against SHRH were dismissed without prejudice. No loss related to this matter can be reasonably estimated or determined probable as of December 31, 2024.
Lot Option Contracts. In the ordinary course of business, we enter into lot option purchase contracts (“Option Contracts”), generally through a deposit of cash or a letter of credit, for the right to purchase land or lots at a future point in time with predetermined terms. The use of such land option and other contracts generally allow us to reduce the risks associated with direct land ownership and development, reduces our capital and financial commitments, and minimizes the amount of land inventories on our combined consolidated balance sheets. In certain cases, these contracts will be settled shortly following the end of the period. Our obligation with respect to Option Contracts is generally limited to forfeiture of the related deposits. At December 31, 2024, we had letters of credit and cash deposits totaling $15.0 million and $60.1 million, respectively, at risk associated with options to purchase 10,105 lots.

16.    Concentration of Third-Party Mortgage Purchasers
The following table sets forth the percent of mortgage loans sold by HomeAmerican to its primary third party purchasers during 2024. No other third parties purchased greater than 10 percent of our mortgage loans during 2024.

Year Ended December 31,
2024
PennyMac Loan Services, LLC	34%
PHH Mortgage	24%
Flagstar Bank	10%

17.    Employee Benefit Plans
Employee Equity Incentive Plans. On April 27, 2011, our shareholders approved the M.D.C Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”) which provided for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards to employees of the Company. Stock options granted under the 2011 Equity Incentive Plan had an exercise price that is at least equal to the fair market value of our common stock on the date the stock option is granted, generally vested in periods up to five years and expired ten years after the date of grant. On April 27, 2021, the 2011 Equity Incentive Plan terminated and awards outstanding at the time the plan terminated remain outstanding in accordance with the terms and conditions of the plan and award agreement. There are no remaining shares of MDC common stock reserved for awards under the 2011 Equity Incentive Plan as of December 31, 2024.
On April 26, 2021, our shareholders approved the M.D.C Holdings, Inc. 2021 Equity Incentive Plan (the "2021 Equity Incentive Plan") which provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based and cash awards to employees of the Company. Stock options granted under the 2021 Equity Incentive Plan have an exercise price that is at least equal to the fair market value of our common stock on the date the stock option is granted, generally vest in periods up to five years and expire ten years after the date of grant. On April 17, 2023, our shareholders approved the First Amendment to the M.D.C. Holdings, Inc. 2021 Equity Incentive Plan, which increased the number of shares of Common Stock available under the plan by an additional 3.0 million shares. As a result of the Merger, the 2021 Equity Incentive Plan terminated. There are no remaining shares of MDC common stock reserved for awards under the 2011 Equity Incentive Plan as of December 31, 2024.
As part of the Merger the then outstanding restricted stock awards and performance stock unit awards granted under the 2011 Equity Incentive Plan and the 2021 Equity Incentive Plan were fully vested, cancelled and automatically converted into the right to receive an amount in cash. Similarly, the then outstanding stock options granted under the 2011 Equity Incentive Plan and the 2021 Equity Incentive Plan were fully vested, cancelled and automatically converted into the right to receive an amount in cash.
Director Equity Incentive Plans. Effective April 27, 2011, our shareholders approved the M.D.C. Holdings, Inc.. 2011 Stock Option Plan for Non-Employee Directors (the “2011 Director Stock Option Plan”), which provided for the grant of non-qualified stock options to non-employee directors of the Company. Effective March 29, 2016, our shareholders approved an amendment to the 2011 Director Stock Option Plan to provide the non-employee directors with an alternative to elect to receive an award of restricted stock in lieu of a stock option. Pursuant to the 2011 Director Stock Option Plan as amended, on August 1 of each year, each non-employee director was granted either (1) an option to purchase 25,000 shares of MDC common stock or (2) shares of restricted stock having an expense to the Company that is equivalent to the stock option. Effective April 20, 2020, our shareholders approved an amendment and restatement of the 2011 Director Stock Option Plan to (1) rename the 2011 Director Stock Option Plan as the M.D.C. Holdings, Inc. 2020 Equity Plan for Non-Employee Directors (such amended and restated 2011 Director Plan, the "2020 Director Equity Plan"), (2) increase the number of shares covered by the annual grant of each stock option to 33,067 shares (without increasing the total number of shares authorized under the plan) to reflect, on a going forward basis, the stock dividends declared by the Company, (3) provide that the number of shares covered by the annual grant shall be proportionally increased or decreased in the future for any increase or decrease in the number of shares of stock outstanding on account of any recapitalization, split, reverse split, combination, exchange, dividend or other distribution payable in shares of stock, and (4) extend the 2020 Director Equity Plan's termination date to April 20, 2030. Each option granted under the 2020 Director Equity Plan vests immediately, becomes exercisable six months after grant, and expires ten years from the date of grant. The option exercise price must be equal to the fair market value (as defined in the plan) of our common stock on the date of grant of the option. Each restricted stock award granted under the 2020 Equity Plan vests seven months after the grant date. As a result of the Merger, the 2021 Equity Incentive Plan terminated. There are no remaining shares of MDC common stock reserved for awards under the 2011 Equity Incentive Plan as of December 31, 2024.
As part of the Merger the shares of restricted stock awarded under the 2020 Director Equity Incentive Plan were fully vested, cancelled and automatically converted into the right to receive an amount in cash. Similarly, the then outstanding stock options granted under the 2020 Director Equity Incentive Plan were fully vested, cancelled and automatically converted into the right to receive an amount in cash.
Employee Benefit Plan. We have a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code where each employee may elect to make contributions up to the current tax limits. Effective for 2018 and thereafter, we match employee contributions at a rate of 50% of the first 6% of compensation and, as of December 31, 2024, we had accrued $3.5 million related to the match that was contributed in the first quarter of 2025 for 2024 activity.
Employee Benefit Plan Woodside. Woodside has a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code where each employee may elect to make contributions up to the current tax limits. We match employee contributions at a rate of 50% of the first 6% of compensation and, as of December 31, 2024, we had accrued $0.3 million related to the match that was contributed in the first quarter of 2025 for 2024 activity.
18.    Stock Based Compensation
Stock Option Award Activity.  Stock option activity under our option plans, restated as applicable for stock dividends, for the year ended December 31, 2024 were as follows.

	Year Ended December 31,
	2024
	Number of Shares	Weighted- Average Exercise Price
Outstanding Stock Option Activity
Outstanding, beginning of year	3,184,473	$28.45
Granted	—	N/A
Exercised	(1,653)	17.20
Forfeited	—	N/A
Cancelled	(3,182,820)	28.46
Outstanding, end of year	—	$—

    As a result of the Merger, all option awards that were outstanding as of immediately prior to the closing of the Merger were fully vested, cancelled and automatically converted into the right to receive an amount in cash.
The total intrinsic value of options (difference between price per share as of the exercise date and the exercise price, times the number of options outstanding) exercised during the years ended December 31, 2024 was $0.1 million.
Total compensation expense relating to stock options was $0.0 million for the year ended December 31, 2024. Our recognized tax benefit from this expense for the year ended December 31, 2024 was $0.0 million.
As of December 31, 2024, there was no unrecognized compensation cost related to stock options that is expected to be recognized as an expense by the Company in the future.
For the years ended December 31, 2024 the Company received cash from the exercise of stock option awards of $0.0 million. Our realized tax benefit from stock options exercised or cancelled and automatically converted into the right to receive an amount in cash in connection with the Merger for the year ended December 31, 2024 was $24.7 million.

Restricted Stock Award Activity. Non-vested restricted stock awards, restated as applicable for stock dividends, at December 31, 2024 and changes during that year were as follows:

	Year Ended December 31,
	2024
	Number of Shares	Weighted- Average Grant Date Fair Value
Unvested, beginning of year	444,649	$45.18
Granted	—	—
Vested	(444,348)	45.17
Forfeited	(301)	55.40
Unvested, end of year	—	$—
    As a part of the Merger, all RSA's, whether vested or unvested, outstanding as of immediately prior to the closing of the Merger were fully vested, cancelled and automatically converted into the right to receive an amount in cash.
Total compensation expense relating to restricted stock awards was $4.5 million for the year ended December 31, 2024. Our recognized tax benefit from this expense for the year ended December 31, 2024 was $2.9 million.
The total intrinsic value of restricted stock which vested during the year ended December 31, 2024 was $27.7 million.
Performance Share Unit Awards. The Company has made annual grants of long term performance share unit awards ("PSUs") to each of the Executive Chairman, CEO and the Chief Financial Officer ("CFO"). The PSUs are earned based upon the Company’s performance, over a period of three years (the “Performance Period”), measured by increasing home sale revenues over a “Base Period.” Each award is conditioned upon the Company achieving an average gross margin from home sales (excluding impairments) of at least fifteen percent (15%) over the Performance Period. Target goals will be earned if the Company’s three year average home sale revenues over the Performance Period (“Performance Revenues”) exceed the home sale revenues over the Base Period (“Base Revenues”) by at least 10% but less than 20%. If Performance Revenues exceed the Base Revenues by at least 5% but less than 10%, 50% of the Target Goals will be earned (“Threshold Goals”). If Performance Revenues exceed the Base Revenues by at least 20%, 200% of the Target Goals will be earned (“Maximum Goals”). The number of PSUs earned shall be adjusted to be proportional to the partial performance between the Threshold Goals, Target Goals and Maximum Goals.
In accordance with ASC 718, the PSUs were valued on the date of grant at their fair value. The fair value of these grants was equal to the closing price of MDC stock on the date of grant less the discounted cash flows of expected future dividends over the respective vesting period (as these PSUs do not participate in dividends). ASC 718 does not permit recognition of expense associated with performance-based stock awards until achievement of the performance targets are probable of occurring.
2023 PSU Grants. For the year to date period through April 19, 2024, the Company concluded that achievement of any of the performance metrics had not yet met the level of probability required to record compensation expense and as such, no expense related to these awards was recognized. As a part of the Merger, all PSUs, whether vested or unvested, outstanding as of immediately prior to the closing of the Merger were fully vested, cancelled and automatically converted into the right to receive an amount in cash. As such, no share-based compensation expense related to these awards was recognized.
Our employee equity incentive plans permit us to withhold from the total number of shares that otherwise would be released to a restricted stock or performance share unit award recipient upon distribution that number of shares having a fair value at the time of distribution equal to the applicable income tax withholdings due. For the year ended December 31, 2024, 408,477, resulting in $25.6 million of income tax withholding being remitted on behalf of the employees.
19. Stockholders' Equity
Cash Dividends. In the year ended December 31, 2024, we paid dividends of $0.55 per share (prior to the Merger). In 2024 subsequent to the Merger, we paid dividends of $114.2 million.

Common Stock Repurchase Program. Through April 19, 2024, we were authorized to repurchase up to 4,000,000 shares of our common stock. We did not repurchase any shares of our common stock under this repurchase program during the year ended December 31, 2024. The repurchase program ended upon the Merger.

20.    Merger
On April 19, 2024, the Company completed the transactions contemplated by the Merger Agreement, by and among the Company, Parent, Merger Sub, and, solely for the purposes of Section 6.2, Section 6.17 and Section 9.15 of the Merger Agreement, Guarantor, providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. At the effective time of the Merger (the “Effective Time”):
(i) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) outstanding as of immediately prior to the Effective Time (other than shares of Company Common Stock that are (A)(1) held by the Company as treasury stock; (2) held directly by Parent or Merger Sub; or (3) held by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, immediately prior to the Effective Time (collectively, the “Owned Company Shares”), (B) held by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, (C) held by a holder who is entitled to demand, and has properly and validly demanded, appraisal for such shares of Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”), or (D) subject to vesting restrictions and/or forfeiture back to the Company (“Company RSAs”)) was automatically converted into the right to receive $63.00 per share, in cash, without interest thereon (the “Merger Consideration”);
(ii) each Owned Company Share was automatically cancelled and ceased to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof; and
(iii) each share of Company Common Stock held by any direct or indirect wholly owned Subsidiary of the Company was be converted into such number of shares of common stock of the surviving corporation with an aggregate value immediately after the consummation of the Merger equal to the Merger Consideration.
The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger:
(i) each option to purchase shares of Company Common Stock granted under any Company Equity Plan (each, a “Company Option”) that was outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time was fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest), if any, equal to the product of (A) the excess (if any) of (1) the Merger Consideration over (2) the exercise price per share of such Company Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Option, subject to any required withholding of Taxes; provided, however, that any Company Option with respect to which the applicable per share exercise price is greater than the Merger Consideration will be cancelled without consideration;
(ii) each Company RSA, whether vested or unvested, that was outstanding as of immediately prior to the Effective Time was fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest) equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSA, multiplied by (B) the Merger Consideration, subject to any required withholding of Taxes; and
(iii) each performance stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan (each, a “Company PSU”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time was fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSU based on maximum performance, multiplied by (B) the Merger Consideration, subject to any required withholding of Taxes.
The Merger Agreement further provides that, at the Effective Time, by virtue of the Merger each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be automatically converted into and become one fully paid and non-assessable share of Surviving Corporation Stock. This resulted in 100 shares of common stock at a $0.01 par value per share issued and outstanding.
The aggregate consideration of the Merger was approximately $4.9 billion, of which the Company funded $664.6 million. Included within these amounts is $53.2 million of compensation expense for the year ended December 31, 2024, related to the vesting of equity awards as of the closing of the Merger, which are included within the Selling, general and administrative expenses line item within the combined consolidated statement of operations and comprehensive income.
On April 19, 2024, the New York Stock Exchange (“NYSE”) filed with the SEC a notification of removal from listing and registration on Form 25 to effect the delisting of all shares of the Company’s Common Stock from the NYSE, as well as the deregistration of the Company’s Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company’s Common Stock will no longer be listed on the NYSE.

On April 30, 2024, the Company filed with the SEC a certification on Form 15, requesting the termination of registration of the shares of the Company’s Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to the shares of the Company’s Common Stock.
On June 13, 2024, the Company filed with the SEC a certification on Form 15, requesting the termination of registration of the shares of the Company’s 6.000% Senior Notes due 2043 under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to the all of the Company's senior notes.
Parent has accounted for the Merger under the acquisition method of accounting with the Company deemed to be the acquiree for accounting purposes. The Company and Parent have elected not to push down purchase accounting adjustments to reflect the assets and liabilities acquired at fair value, and therefore amounts reflected in the financial statement hereto have not been adjusted.
The Company incurred $39.4 million of transaction costs during the year ended December 31, 2024 in connection with the Merger, which are disclosed within the Transaction costs line item within the combined consolidated statement of operations and comprehensive income. Further, the Company incurred $19.4 million of expense during the year ended December 31, 2024, related to key executives' transaction bonuses in connection with the Merger, which are included within the Selling, general and administrative expenses line item within the combined consolidated statement of operations and comprehensive income.
21.    Investments in Unconsolidated Entities
Investment in unconsolidated entities accounted for under the cost method totaled $3.0 million as of December 31, 2024.
The Company has investments in the following unconsolidated entries accounted for under the equity method:

December 31, 2024
Ownership Interest
Entity
SC East Landco, LLC	24%
CCR270, LLC	34%
Both entities purchase develop, and sell or distribute land, including to the Company for use in the Company's homebuilding operations.
The following table summarizes the change in the Company's investments in unconsolidated entities accounted for under the equity method during the year ended December 31, 2024:

Year Ended December 31,
2024
(Dollars in thousands)
Balance at beginning of period	$—
Assumed in Woodside merger	44,374
Contributions	1,350
Distributions	(4,779)
Balance at end of period	$40,945
The timing of cash flows related to the unconsolidated entities and any related financing agreements varies by entity. If additional capital contributions are required and approved by the unconsolidated entity, the Company would need to contribute its pro rata portion of those capital needs in order to not dilute the Company's ownership in the unconsolidated entity. While future capital contributions may be required, the Company believes the total amount of such contributions will be limited. The

Company's maximum financial exposure related to the unconsolidated entities won't exceed the combined investment and limited recourse guaranty totals.

22.    Common Control Merger
On December 1, 2025, Parent contributed (for no consideration) to the Company all of Parent's interests in its wholly owned subsidiary Woodside. Woodside is a homebuilding company with operations in Arizona, California, Nevada, and Utah.
Assets acquired and liabilities assumed are reported at the Parents historical carrying amounts on the date of common control and the net assets are recognized in additional paid-in capital. The following table summarizes the historical balances of the assets acquired and liabilities assumed as of April 19, 2024:

(Dollars in thousands)
Assets acquired
Homebuilding:
Cash and cash equivalents	$20,987
Trade and other receivables	9,386
Accounts receivable due from Parent	2,117
Total inventories	1,372,565
Property and equipment, net	22,889
Deferred tax assets, net	5,574
Prepaid and other assets	67,999
Investment in unconsolidated entities	44,374
Goodwill and intangible assets, net	68,951
Total homebuilding assets acquired	$1,614,842

Liabilities assumed
Homebuilding:
Accounts payable	$49,035
Accrued and other liabilities	107,538
Related party payables	3,051
Related party note	99,900
Revolving credit facility	10,000
Notes payable, net	359,831
Total homebuilding liabilities assumed	$629,355

Net assets	$985,487

23.    Goodwill
Through the common control acquisition of Woodside, the Company reflected the transferred assets and liabilities at the historical cost of the Parent under ASC 805 Business Combinations, which included $65.2 million of goodwill. Goodwill is included in our combined consolidated balance sheet in goodwill and intangible assets, net. In accordance with ASC 350, we assess the recoverability of goodwill annually, or more frequently, if impairment indicators are present.
A summary of the carrying amount of goodwill follows (in thousands):

	Homebuilding				Financial Services
	West	Mountain	East	Corporate	Mortgage operations	Other	Total
Balance as of January 1, 2024	$6,008				$—	$—	$6,008
Additions	56,382	8,857	—	—	—	—	65,239
Balance as of December 31, 2024	$62,390	$8,857	$—	$—	$—	$—	$71,247

24.    Subsequent Events
Effective October 15, 2025, the Company entered into the First Amendment to Credit Agreement (“First Amendment”) to its Revolving Credit Facility. The First Amendment increased the Aggregate Commitment to $1.40 billion and extended the Facility Termination Date of $1.36 billion of the facility commitments to October 15, 2029, with the remaining $40.0 million commitment continuing to terminate on November 17, 2028. The First Amendment also provides that (subject to additional lender commitments) the aggregate amount of the commitments may increase to an amount not to exceed $1.9 billion (the “accordion” feature), and updates other provisions of the Credit Agreement.
Related party note. As a part of the execution of the merger with Woodside on December 1, 2025, the $99.9 million Related party note was transferred to the Parent effective October 28, 2025, with no continuing obligations existing for SHUS.
Notes payable, net. As a part of the execution of the merger with Woodside on December 1, 2025, Woodside transferred the Homebuilder Note to the Parent effective October 28, 2025, with no continuing obligations existing for SHUS.
Intercompany unsecured revolving credit agreement. As a part of the execution of the merger with Woodside on December 1, 2025, the intercompany unsecured revolving credit agreement was terminated on November 30, 2025.
Effective December 31, 2025, the Company paid the full outstanding amount due under the promissory note with Surland Companies, LLC.
On or about January 15, 2026, a term sheet was executed by all parties to settle the Building Trades Pension Fund of Western Pennsylvania class action complaint for $25.0 million, which is anticipated to be fully covered by the Company's third-party insurance providers.
Effective December 19, 2025, Allegiant Insurance Company, Inc., A Risk Retention Group, was dissolved.